Exhibit 10.1

Amendment 4 to Strategic Alliance Agreement

This Amendment 4 (“Amendment 4”) to Strategic Alliance Agreement dated 10th June, 2013 (“Agreement”) by and between AIA International Limited Taiwan Branch (“AIATW”), and Action Holdings Financial Limited (“Action”) is made and effective as of the 15th day of March, 2022 (the “Effective Date”) by and between AIATW and Action.

WHEREAS:

A.	AIATW and Action have entered into the Agreement for the purpose of promotion of life insurance business provided by AIATW in the territory of Taiwan; and
B.	The Agreement should be expired December 31, 2021, but the Parties would like to extend the cooperation between the Parties in order to promote the business development and business relationship.
C.	AIATW and Action have entered into several amendments to the Agreement.
D.	This Amendment 4 is made by mutual consent of the parties to amend the Agreement and amendments as set forth hereinafter. This Amendment 4 and other effective amendments are collectively referred as the “Amendments”. If any inconsistence between the Amendments, this Amendment 4 shall prevail.

NOW, THEREFORE, for good and sufficient consideration, AIATW and Action agree as follows:

1.	The effective period of the Agreement shall be extend ten years to December 31, 2031 and be expired accordingly.
2.	The sales target of the alliance between the parties shall be changed as follows:

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	Table 1				NT Dollars

Extended Contract Year	Period	VONB	Accumulated VONB	Basic Business Promotion Fees	Accumulated Basic Business Promotion Fees	13-Month Persistency Ratio
1	111/01/01~111/12/31	160,000,000	160,000,000	5,000,000	5,000,000	80%
2	112/01/01~112/12/31	160,000,000	320,000,000	5,000,000	10,000,000	80%
3	113/01/01~113/12/31	160,000,000	480,000,000	5,000,000	15,000,000	80%
4	114/01/01~114/12/31	200,000,000	680,000,000	5,000,000	20,000,000	80%
5	115/01/01~115/12/31	200,000,000	880,000,000	5,000,000	25,000,000	80%
6	116/01/01~116/12/31	200,000,000	1,080,000,000	5,000,000	30,000,000	80%
7	117/01/01~117/12/31	200,000,000	1,280,000,000	5,000,000	35,000,000	80%
8	118/01/01~118/12/31	240,000,000	1,520,000,000	5,000,000	40,000,000	80%
9	119/01/01~119/12/31	240,000,000	1,760,000,000	5,000,000	45,000,000	80%
10	120/01/01~120/12/31	240,000,000	2,000,000,000	5,000,000	50,000,000	80%

Note:

2.1	“VONB” means the value of new business.
2.2	The calculation of VONB in this Agreement shall mean the total new insurance contract solicited by Action and Action’s related insurance brokerage companies and agreed by AIATW during each contract year. The VONB in the insurance contract agreed in this Agreement shall be deducted from premiums returned to the policyholder due to the insurance contract is revoked, invalid or terminated; in the event of any fees returned because of termination, suspension and reduce of the sum insured, then the actual VONB shall be calculated according to the portion of premium received by AIATW actually.
2.3	Settlement time: Settlement will be made at the end of March of the following year of each extended contract year.

3.	Strategic Alliance Business Promotion Fees

After this Amendment 4 is effective, AIATW shall pay the strategic alliance business promotion fee at NTD 50 million to Action as the promotion fee for the strategic alliance business promotion during the extension period of the Agreement. The date of the payment shall be negotiated by both Parties then.

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4.	Settlement and Reimbursement

The services provided by Action shall achieve the objectives set forth in Section 2 of Amendment 4. AIATW shall calculate the settlement in accordance with the Section 2 of Amendment 4 every year, and notify Action of the settlement result. Both Parties agree:

4.1	The settlement result will be calculated according to the following Table 2 and Table 3 to generate the annual return or reissue of the strategic alliance business promotion fee.
4.2	The Table 2 and Table 3 shall be calculated separately. The values in each table are independent and shall not be used to each other. If the calculation results of Table 2 and Table 3 are both required to return the alliance business promotion fee, Action shall return the higher value of Table 2 and Table 3 to AIATW.
4.3	Action agrees to return the alliance business promotion fees to AIATW within thirty days of receipt of the notice sent by AIATW if Action shall return the alliance business promotion fees according to Section 4.2. AIATW reserves the right to offset such amount against the amount payable by it to Action. In the event that Action fails to return such amount to AIATW, AIATW could claim interest accrued for overdue payment and terminate the Agreement.
4.4	If Action achieves the total accumulated VONB early within the contract extension period, the settlement-related matters shall only be settled in accordance with Table 3 in the year following the reached year. Both parties agree to re-negotiate the business promotion fee for the future contract year and the related goals to be achieved.

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Table 2

Annual Achievement Rate for each extended contract year	Alliance business promotion fees returned/repaid Formula (round to the nearest whole number )
Achievement Rate “A” (Note 1) <40%	Amount shall be returned ： Basin business promotion fees NT 5,000,000.
40%≦A<100%	Amount shall be returned: Basin business promotion fees NT 5,000,000×(1 －A)
A≧100%

Amount shall be repaid:

1.      Accumulated returned amounts(Note 2)－[ Accumulated basic business promotion fees(Note 3)×(1－Accumulated achievement rate (Note 4)) ]。

2.      Accumulated achievement rate (Note 4)≧1. The amount shall be repaid is the accumulated returned amounts (Note 2).

3.      The amount shall be repaid will not be higher than the accumulated returned amounts.

4.      AIATW will not have the obligation to repay the amount to Action if there is accumulated repaid amount when the Agreement expired or terminated.

Note 1：	Annual Achievement Rate = The actual VONB of each extended contract year ÷ The target of VONB of the extended contract year×100%
Note 2：	The accumulated returned amount = the total amount of returned business promotion fees of each extended contract year. If any amount shall be repaid according to above Table 2, then such amount shall be the sum after deducting the reissue amount.
Note 3：	The accumulated basic business promotion fees = the total amount of alliance basic business promotion fees of the current extended contract year and its prior extended contract years.
Note 4：	The accumulated achievement rate = The accumulated actual VONB÷the accumulated VONB target. Each amount shall cover the accumulate amount of current extended contract year and its prior contract years.

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Table 3

13-Month Persistency Ratio “P”	The alliance basic business promotion fees shall be returned
P≧80%	0%
70%≦P<80%	Basic business promotion fees NT 5,000,000 x 10%
60%≦P<70%	Basic business promotion fees NT 5,000,000 x 20%
P<60%	Basic business promotion fees NT 5,000,000 x 30%

5.	The VONB in the insurance contract agreed in above Table 2 shall be deducted from premiums returned to the policyholder due to the insurance contract is revoked, invalid or terminated; in the event of any fees returned because of termination, suspension and reduce of the sum insured, then the actual VONB shall be calculated according to the portion of premium received by AIATW actually.

6.	Upon this Amendment Secton 4, Action agrees to return the basic business promotion fees to AIATW within thirty days of receipt of the notice sent by AIATW. If Action fails to meet the targets set forth in Table 1, AIATW reserves the right to offset such amount against the amount payable by it to Action. In the event that Action fails to return such amount to AIATW, AIATW could claim interest accrued for overdue payment and terminate the Agreement and its Amendments according to the Section 8.2 of the Agreement.

7.	Upon the termination of the Agreement and its Amendments pursuant to the Section 8.2 of the Agreement, both parties agree to calculate the amount to be returned or repaid, as applicable, based on the past and current contract years. Action shall return the basic business promotion fees at NT 5,000,000 for each remained contract years within thirty days after the termination at one-time payment. If any party fails to return or repay, as applicable, the amount pursuant to this Amendment, the other party could claim interest accrued for overdue payment according to the civil laws.

8.	In the event that Action fail to comply with this Amendment 4, AIATW reserves the right to seek indemnification against Action for its breach in accordance with the Section 13 of the Agreement.

9.	AIATW may terminate the Agreement and its amendments when Action's shareholding changes accumulatively exceeds 51%, or its holdings in other companies sold, pledged, or transferred reach more than 40% of its original shareholding. Both Parties shall settle the return or reissue of the alliance business promotion fee according to Section 8 of the Amendment 4.

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10.	The provision of Section 8.2, 8.4, 8.5, 10, 11, 13 and Section 4, 5, 7, 8, and 9 of this Amendment 4 shall survive expiration or termination of the Agreement for any reason.

11.	This Amendment shall be executed in two identical counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, being duly authorized to do so, have executed this Amendment as of the date set forth above.

AIA International Limited Taiwan Branch

By: Vincent Hou

Title: General Manager

VAT number:

Address: 17F., No.333, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.)

Action Holdings Financial Limited

By: Yi-Hsiao Mao

Address: 7F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

Tel:*

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